Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the use of our reports in this registration statement on Form S-8 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report includes an explanatory paragraph as Benchmark Electronics, Inc has changed its method of accounting for revenue transactions with customers due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

/s/ KPMG LLP

Houston, Texas

May 15, 2019